SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

December 13, 2012
Date of Report (Date of earliest event reported)

FBR & CO.
 (Exact Name of Registrant as Specified in its Charter)

Virginia
(State or Other Jurisdiction of Incorporation)

                                                      001-33518                                                           20-5164223
                                                      (Commission File Number)                                 (IRS Employer Identification No.)

1001 Nineteenth Street North
Arlington, VA 22209
 (Address of Principal Executive Office) (Zip Code)

(703) 312-9500
 (Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e)	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 13, 2012, FBR & Co. (the “Company) entered into a new employment agreement (the “Agreement”) with Richard J. Hendrix, the Chairman of the Board of Directors, Chief Executive Officer and President of the Company. The Agreement replaces and supersedes the prior agreement with Mr. Hendrix entered into on April 30, 2008 (the "Prior Agreement"). The Agreement generally continues the provisions of the Prior Agreement, with the primary change from the Prior Agreement being the elimination of the “golden parachute” excise tax gross-up provision.

The Agreement provides that Mr. Hendrix will continue to serve as the Chief Executive Officer of the Company reporting to the Board of Directors of the Company for a fixed employment term ending December 31, 2015, except that if there is a "change in control" (as defined in the Agreement), the term will automatically extend so as to be at least two years from the date of such change in control.

During the term of the Agreement, Mr. Hendrix’s compensation generally remains unchanged from that provided under the Prior Agreement, and includes an annual base salary of $750,000 and eligibility to participate in the Company’s incentive and benefit plans.  Under the Agreement, upon a termination of employment by the Company without “cause” or by Mr. Hendrix for “good reason” (each as defined in the Agreement), in addition to any earned but unpaid amounts for service prior to the date of termination, Mr. Hendrix will be entitled to the following payments and benefits: (i) a payment equal to two times the average of the sum of the annual salary paid and the annual incentive bonuses earned in the two completed fiscal years prior to the date of termination, not to be less than $3.5 million or more than $5 million; (ii) a pro-rata annual incentive payment based on the Company’s actual performance for the fiscal year; (iii) immediate vesting of equity awards, other than certain performance awards which will remain eligible to vest based on the achievement of the applicable performance goals; and (iv) five years of health insurance coverage.  Upon a termination of employment due to Mr. Hendrix’s death or disability, in addition to any earned but unpaid amounts for service prior to the date of termination, Mr. Hendrix will be entitled to a pro-rata annual incentive payment and the vesting of equity awards, generally as described in clauses (ii) and (iii) above.

The Agreement eliminates the provision of the Prior Agreement that entitled Mr. Hendrix to a gross-up payment in connection with any "golden parachute" excise tax. Instead, under the Agreement, Mr. Hendrix will forfeit certain payments to the extent that such forfeiture would place Mr. Hendrix in a more favorable after-tax position.

In addition, the Agreement contains restrictive covenants prohibiting the disclosure of confidential information, competing with the Company and soliciting the Company’s employees and customers.
The foregoing description is qualified in its entirety by the text of the employment agreement which is attached as Exhibit 10.1 hereto.

On December 13, 2012, the Compensation Committee of the Company’s Board of Directors also approved, and the Company granted, an award of restricted stock units (“RSUs”) to Mr. Hendrix under the Company’s 2006 Long Term Incentive Plan covering 150,000 shares of the Company’s common stock, with such RSUs vesting in full on the three-year anniversary of the grant date, subject to certain restrictions.

Item 9.01                                Financial Statements and exhibits.

Exhibits.

10.1                      Employment Agreement of Richard J. Hendrix dated December 13, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

FBR & CO.
Date: December 13, 2012	By:	/s/ Bradley J. Wright Bradley J. Wright Executive Vice President and Chief Financial Officer